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                                                                   EXHIBIT 10.50




                              EMPLOYMENT AGREEMENT

         Employment Agreement ("Agreement") dated as of March 1, 1999 by and between STAFF BUILDERS, INC., a New York corporation (the "Company"), and Sandra Parshall who resides at 17 W. 718 Butterfield Road, Suite 301, Oak Brook Terrace, Illinois 60181 ("Executive").

         WHEREAS, the Company wishes to secure the services of the Executive on the terms and conditions set forth below; and

         WHEREAS, the Executive is willing to accept employment with the Company on such terms and conditions.

        NOW, THEREFORE, in consideration of their mutual promises and other adequate consideration, the Company and the Executive do hereby agree as follows:

         1. EMPLOYMENT. The Company will employ the Executive as Senior Vice President-Operations, in accordance with the terms and provisions of this Agreement.


         2. DUTIES. The Executive shall report to the Chief Operating Officer of the Company and shall be responsible for the management of assigned aspects of the operations of the home health care business of the Company. The Executive shall perform such other duties as shall be assigned to the Executive by the Chief Operating Officer or such officer of the Company as the board of Directors may from time-to-time designate. The Executive shall devote her full business time, attention and skills to the performance of her duties hereunder and to the advancement of the business and interests of the Company. During the time of this Agreement, the Executive shall be required to base her business office at the Lake Success Corporate office location. The Executive's base business office shall not be changed without her prior consent.

         3. TERM. This Agreement shall be effective upon execution by the Company and the Executive, and shall remain in effect until the effective date of the Distribution of the stock of Tender Loving Care Health Care Services, Inc., as determined by the U.S. Securities and Exchange Commission, unless terminated earlier pursuant to the terms hereof.

         4.   COMPENSATION.

         (a) Salary. The Executive shall be paid a salary of $204,000 per annum during the term hereof, payable in weekly installments. The Executive's salary will be reviewed by the Company on June 1, 2000 and June 1, 2001.



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         (b) Benefits. The Executive shall be eligible to receive and participate in, in accordance with their terms, all health, medical or other insurance benefits which the Company provides or makes available to its employees.

         (c) Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses upon submission by the Executive of receipts, accounts or such other documents reasonably requested by the Company.

         (d) Car Allowance. The Company will lease a Lexus ES300 for the Executive.

         (e) Vacation. The Executive shall be entitled to three (3) weeks of paid vacation during each twelve (12) month period of employment during the term.

         (g) Nothing in this Agreement is intended to cause a reduction in the Executive's benefits under the Company's policy or under any benefit plan in which Executive is a participant at the time of the execution of this Agreement.


         5.   TERMINATION: RIGHTS AND OBLIGATIONS UPON TERMINATION.

         (a) If the Executive dies during the Term, then the Executive's employment under this Agreement shall terminate. In such event, the Executive's estate shall be entitled only to compensation and expenses accrued and unpaid as at the date of the Executive's death.

         (b) If, as a result of the Executive's incapacity due to physical or mental illness, whether or not job related, the Executive is absent from her duties hereunder for 90 consecutive days, or an aggregate of 120 days during the Term, the Executive's employment hereunder and this Agreement shall terminate. In such event, the Executive shall be entitled only to compensation and expenses accrued and unpaid as at the date of termination of the Executive's employment.

         (c) The Company shall have the right to terminate the Executive's employment under this Agreement for Cause. For purposes of the Agreement, the Company shall have "Cause" to terminate the Executive's employment if (i) the Executive assigns, pledges, or otherwise disposes of her rights and obligations under this Agreement, or attempts to do the same without the prior written consent of the Company; or (ii) the Executive has been insubordinate, has materially breached any of the terms or conditions hereof, has engaged in willful misconduct or has acted in bad faith; or (iii)



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         the Executive has breached Section 7 of this Agreement; or (iv) the
         Executive has committed a felony or perpetrated a fraud against the Company. If the Company terminates this Agreement for Cause, the Company's obligations hereunder shall cease, except for the Company's obligation to pay the Executive the compensation and expenses accrued and unpaid as of the date of termination in accordance with the provisions hereof.

         (d) In the event that at any time after a Change of Control (as defined below) but prior to the end of twelve (12) months after such Change of Control, the Executive is discharged for any reason other than for Cause (as defined in (c) above) or resigns for any reason (other than due to termination for Cause), the Executive shall begin to receive within thirty (30) days after such discharge or resignation a severance payment equal to 2.99 times the 'average annual base salary' paid to her at the same rate of pay in effect at the date of the Change of Control to be paid in weekly installments for the three (3) year period following such discharge or resignation. For the purposes of this
         Section 5, "average annual base salary" shall mean the average of Executive's annual income in the nature of compensation payable by the Company and includible in gross income over the five most recent taxable years ending before the Change of Control. Anything contained herein to the contrary notwithstanding, for a Change of Control occurring before 2002, years considered in the base period for calculating 'average annual base salary' shall be determined as follows:



         Years Considered in                   Calculating
         Year of Change in Control         Average Base Salary
         -------------------------         -------------------
                1999                          1996 - 1998
                2000                          1996 - 1999
                2001                          1996 - 2000



                  A "Change of Control" shall be deemed to occur when a person, Company, partnership, association or entity (i) acquires a majority of the outstanding voting securities of Staff Builders, Inc., a Delaware corporation ('SBI') or (ii) acquires securities bearing a majority of voting power with respect to election of directors of SBI or (iii) acquires all or substantially all of SBI's assets.

         (e) Notwithstanding anything to the contrary contained herein, all payments owed to the Executive upon termination of this Agreement shall be subject to offset by the Company for amounts owed to the Company by the Executive hereunder.



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         (f) The obligations of the Company and the Executive pursuant to this
         Section 5 shall survive the termination of this Agreement.

         6. NOTICES. Any written notice permitted or required under this Agreement shall be deemed sufficient when hand delivered or posted by certified or registered mail, postage prepaid, and addressed to:

         if to Staff Builders, Inc.:
                      1983 Marcus Avenue
                      Lake Success, New York 11042
                      Attention:Dale R. Clift, COO

                                or

         if to the Executive:
                      Sandra Parshall
                      17 W. 718 Butterfield Road, Suite 301
                      Oak Brook Terrace, Illinois 60181

         Either party may, in accordance with the provisions of this Section, give written notice of a change of address, in which event all such notices and requests shall thereafter be given as above provided at such changed address.

         7.   CONFIDENTIALITY OBLIGATIONS; NON-COMPETITION BY EXECUTIVE.

         (a) The Executive acknowledges that in the course of performing her duties hereunder, she will be made privy to confidential and proprietary information. The Executive covenants and agrees that during the term of this Agreement and at any time after the termination of this Agreement, she will not directly or indirectly, for her own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, disclose to others or use for her own benefit or cause or induce others to do the same, any proprietary or confidential information or trade secrets of the Company.

         (b) The Executive agrees that, while this Agreement is in effect, and for six (6) months following termination of employment, she will not, within the United States (A) compete, directly or indirectly for her own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, with the home health care or supplemental staffing business conducted by the Company; or (B) while this Agreement is in effect and for one (1) year following termination of employment directly or indirectly solicit or recruit any




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         employee of the Company to leave the employ of the Company, or solicit any client or customer of the Company to terminate or modify its business relationship with the Company.

         (c) The foregoing restrictions on the Executive set forth in this
         Section 7 shall be operative for the benefit of the Company and of any business owned or controlled by the Company, or any successor or assign of any of the foregoing.

         (d) Notwithstanding anything herein to the contrary, if the period of time or the geographical area specified in this Section 7 should be determined to be unreasonable in a judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

         (e) The parties acknowledge that any breach of this Section 7 will cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company shall be entitled to the issuance of an injunction, restraining order or other equitable relief in favor of the Company restraining Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the Company may have at law or equity.

         (f) For purposes of this Section 7, the term "the Company" shall refer to the Company and all of its parents, subsidiaries and affiliated Companies.

         8. JURISDICTION. The Executive and the Company consent to the jurisdiction of the New York Supreme Court for a determination of any disputes as to any matters whatsoever arising out of or in any way connected with this Agreement and authorize the service of process on the Company or Executive by registered mail sent to either party at the address set forth in Section 6 of this Agreement.

         9. HANDBOOK GROUP INSURANCE PROGRAM BOOKLET. The Executive acknowledges receipt of the Company's Employee Handbook and Group Insurance Program booklet (together, the "Handbook"). The terms of the Handbook are incorporated herein by reference.

         10. BINDING EFFECT. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns and shall



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inure to the benefit of, and be binding upon, the Executive, her heirs, executors and legal representatives.

         11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part thereof.

         12. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written. of the parties.

         14. MODIFICATION, TERMINATION OR WAIVER. This Agreement may only be amended or modified by a written instrument executed by the parties hereto. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same.

         15. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless from any and all damages, costs, fees and expenses, including but not limited to attorneys' fees, which she may incur as a result of any claim against her arising out of her performance of her duties under this Agreement provided that she is not found to have committed intentional misconduct.


         IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the date first above written.



                              STAFF BUILDERS, INC.


                              By: /s/ Dale R. Clift
                                 ------------------
                              Dale R. Clift, President



                              /s/ Sandra Parshall
                              ---------------------
                              Sandra Parshall




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